Exhibit 99.7

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862

(Fax) 202-467-6963

BCSB Bancorp, Inc.

Baltimore, Maryland

Conversion Valuation Appraisal Update

Valued as of February 6, 2008

Prepared By

Feldman Financial Advisors, Inc.

Washington, D.C.

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

February 6, 2008

Board of Directors

BCSB Bancorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

Members of the Board:

Feldman Financial Advisors, Inc. (“Feldman Financial”) hereby provides an updated appraisal (“Appraisal”) of the estimated pro forma market value as of February 6, 2008 of the common stock which is to be issued (the “Stock Offering”) by BCSB Bancorp, Inc. (“BCSB” or the “Company”), Baltimore, Maryland, as of February 6, 2008, in connection with the mutual-to-stock conversion of Baltimore County Savings Bank, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 63.3% in BCSB Bankcorp, Inc. (“Bankcorp” or “Mid-Tier”), the mid-tier holding company for Baltimore County Savings Bank, FSB (the “Bank”). The remainder of the Mid-Tier’s shares (36.7%) is owned by public stockholders. It is our understanding that BCSB will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bankcorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bankcorp will receive new shares of common stock of the Company in exchange for their existing Bankcorp shares. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”).

In preparing this Appraisal, we conducted an analysis of the Company that included discussions with its management. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular. Our Appraisal is based on representations by the Company that information contained in the preliminary offering prospectus and information furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Company or its independent auditor. Our previous Appraisals as of March 21, 2007 (as revised), June 21, 2007, July 20, 2007, August 6, 2007, and January 9, 2008 are incorporated and supplemented herein by reference.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

Our Appraisal is not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to our estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Recent Financial Developments

Table 1 summarizes the Company’s consolidated balance sheet data as of September 30, 2007 and December 31, 2007. Exhibits 1 and 2 present balance sheet and income statement data for recent fiscal year-end periods over the past three years.

Table 1

Summary Balance Sheet Data

As of December 31, 2007 and September 30, 2007

(Dollars in Thousands)

	Dec. 31 , 2007	Sept. 30, 2007
Cash and cash equivalents	$61,716	$76,016
Investment securities	2,999	3,970
Loans and mortgage-backed securities	516,608	521,301
Other assets	41,200	41,094

Total assets	$622,523	$642,381
Deposits	$538,497	$558,457
Borrowings	20,000	20,000
Junior subordinated debentures	23,197	23,197
Other liabilities	5,141	6,135

Total liabilities	586,835	607,789
Total equity	35,688	34,592

Total liabilities and equity	$622,523	$642,381

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

During the three months ended December 31, 2007, the Company’s assets decreased by $19.9 million, or 3.1% from $642.4 million at September 30, 2007 to $622.5 million at December 31, 2007. The Company’s interest-bearing deposits in other banks decreased $12.7 million, or 74.3% from $17.1 million at September 30, 2007 to $4.4 million at December 31, 2007. The decrease in liquidity was used to fund maturing certificate of deposit accounts. The investment portfolio available for sale decreased $1.0 million or 24.5%, from $4.0 million at September 30, 2007 to $3.0 million at December 31, 2007 due to maturing investments.

Net loans receivable, decreased $4.2 million, or 1.0%, from $416.3 million at September 30, 2007 to $412.1 million at December 31, 2007. The Company’s lending strategy has shifted such that commercial real estate lending, commercial business lending, and home equity lending has become a key focus. The Company has ceased its indirect auto lending program. The indirect loan portfolio which was $17.8 million at December 31, 2007 is expected to decline over time as the loans are paid down. Mortgage-backed securities available for sale decreased by $500,000, or 0.5%, from $105.0 million at September 30, 2007 to $104.5 million at December 31, 2007. At December 31, 2007, all mortgage-backed securities were classified as available for sale for liquidity purposes. Premises and equipment decreased $154,000, or 1.5% from $10.4 million at September 30, 2007 to $10.3 million at December 31, 2007. The cash surrender value on the Bank Owned Life Insurance (“BOLI”) increased $161,000, or 1.2% from $13.8 million at September 30, 2007 to $14.0 million at December 31, 2007.

The Company’s current budget calls for minimal growth, until interest margins improve to a level sufficient to allow growth. The Company is seeking to increase core deposits in an effort to reduce its cost of funds.

Total deposits decreased by $20.0 million, or 3.6%, from $558.5 million at September 30, 2007 to $538.5 million at December 31, 2007. Short-term advances and long-term advances from the Federal Home Loan Bank (“FHLB”) of Atlanta remained stable. Advances may be used to fund loan demand when available liquidity and deposit growth do not meet this demand.

Stockholders’ equity increased by $1.1 million, or 3.1% from $34.6 million at September 30, 2007 to $35.7 million at December 31, 2007, which was primarily attributable to the decrease in accumulated other comprehensive loss of $957,000 from a loss $682,000 at September 30, 2007 to a gain of $275,000 at December 31, 2007. These unrealized losses and gains are considered temporary as they reflect changing market values as interest rates fluctuate. This improvement in market value is due to the effect lower interest rates have on the available for sale securities and has no impact on the Bank’s regulatory capital. The Company’s ratio of equity to assets advanced from 5.38% at September 30, 2007 to 5.73% at December 31, 2007 as a result of the increased equity and decreased assets.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

Table 2 summarizes the Company’s consolidated income statement data for the three months ended December 3, 2006 and 2007. BCSB reported net income of $93,000 for the three-month period ended December 31, 2007, which represents the first quarter of its 2008 fiscal year. This earnings result compares to a net loss of $233,000 for the quarter ended December 31, 2006. Net interest income increased from $3.1 million for the December 2006 quarter to $3.7 million for the December 2007 quarter. On an annualized basis, the Company reported a return on average assets (“ROA”) of 0.06% and a return on average equity (“ROE”) of 1.05%.

Table 2

Summary Income Statement Data

For the Three Months Ended December 31, 2006 and 2007

(Dollars in Thousands)

	Three Months Ended December 31,
	2007	2006
Total interest income	$9,262	$10,230
Total interest expense	5,600	7,139

Net interest income	3,662	3,091
Provision for loan losses	0	55

Net interest income after provision	3,662	3,036
Total non-interest income	465	382
Total non-interest expense	4,097	3,829

Income before taxes	30	(411)
Income tax expense (benefit)	(63)	(178)

Net income	$93	$(233)

Net Income. Net income increased from a net loss of $233,000 for the three months ended December 31, 2006 to net income of $93,000 for the three months ended December 31, 2007. The increase was primarily due to improved net interest income which increased by $571,000, or 18.5% from $3.1 million for the three months ended December 31, 2006 to $3.7 million for the three months ended December 31, 2007 resulting from the balance sheet restructuring completed during the second and third quarters of fiscal year ended September 30, 2007. Other income also increased by $83,000 to $465,000, or 21.9% as compared to $382,000 for the same period in the preceding year. These increases in net interest income and other income were partially offset by increased non-interest expenses of $268,000.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

Net Interest Income. Net interest income increased by $571,000, or 18.5%, from $3.1 million for the three months ended December 31, 2006 to $3.7 million for the three months ended December 31, 2007. The increase in net interest income primarily was due to increases in the average rate of interest earning assets resulting from the balance sheet restructuring completed during the second and third quarters of fiscal year ended September 30, 2007. The net interest margin increased 77 basis points from 1.69% for the three months ended December 31, 2006 to 2.46% for the three months ended December 31, 2007. The Company’s ratio of average interest-earning assets to average interest-bearing liabilities increased from 99.47% for the three months ended December 31, 2006 to 99.74% for the three months ended December 31, 2007.

Interest Income. Interest income decreased by $968,000, or 9.5% from $10.2 million for the three months ended December 31, 2006 to $9.3 million for the three months ended December 31, 2007. Interest and fees on loans decreased by $415,000, or 5.7%, from $7.3 million for the three months ended December 31, 2006 to $6.9 million for the three months ended December 31, 2007. This was primarily due to a decrease in the average balance of loans receivable of $42.6 million from $461.8 million for the three months ended December 31, 2006 to $419.2 for the three months ended December 31, 2007. This decrease was partially offset by an increase in the average yield earned on loans receivable of 24 basis points from 6.35% for the three months ended December 31, 2006 to 6.59% for the three months ended December 31, 2007. The decrease in the average balance of loans receivable was primarily attributable to the sale of $46.4 million in residential loans in connection with the balance sheet restructuring. The increase in the average yield was attributable to the shift within the portfolio from residential mortgages and automobile loans to higher yielding commercial loans. Interest on mortgage-backed securities increased by $286,000 or 24.4% from $1.2 million for the three months ended December 31, 2006 to $1.5 million for the three months ended December 31, 2007. This increase was primarily due to the increase in the average rate from 4.14% for the three months ended December 31, 2006 to 5.53% for the three months ended December 31, 2007. This increase was partially offset by a decrease in the average balance of mortgage-backed securities from $113.4 million for the three months ended December 31, 2006 to $105.6 million for the three months ended December 31, 2007. Interest and dividends on investment securities decreased by $760,000, or 48.4% from $1.6 million for the three months ended December 31, 2006 to $809,000 for the three months ended December 31, 2007. This was primarily due to a decrease in the average balance from $147.8 million for the three months ended December 31, 2006 to $64.3 million for the three months ended December 31, 2007 as these securities either matured or were sold.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense decreased from $7.1 million for the three months ended December 31, 2006 to $5.6 million for the three months ended December 31, 2007, a decrease of $1.5 million or 21.6%. Interest on deposits decreased $472,000 from $5.3 million for the three months ended December 31, 2006 to $4.9 million for the three months ended

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

December 31, 2007 due to a decrease in the average balance of deposits from $606.0 million for the three months ended December 31, 2006 to $552.1 million for the three months ended December 31, 2007. The average cost of the deposits remained stable at 3.52%. Interest on short-term borrowings decreased by $124,000 or 52.3% for the three months ended December 31, 2007. Interest on long-term borrowings decreased by $938,000 or 89.0% for the three months ended December 31, 2007. The overall decrease in borrowings was primarily due to a decrease of $86.3 million in the average balances of FHLB advances during the three months ended December 31, 2007 in connection with the balance sheet restructuring. Advances totaling $104.0 million were prepaid. Also contributing to interest expense was interest on the trust preferred securities/junior subordinated debentures, which remained relatively stable for the three months ended December 31, 2007 and December 31, 2006. The rates on the junior subordinated debentures are based on the London Interbank Offered Rate (“LIBOR”) and adjust quarterly. At December 31, 2007 the rate was 8.9% on $12.5 million of trust preferred securities and 8.4% on $10.0 million of trust preferred securities.

Provision for Loan Losses. The Company did not establish any additional provision for losses on loans during the quarter ended December 31, 2007 as compared to a provision of $55,000 for the three months ended December 31, 2006. Loan charge-offs for the three months ended December 31, 2007 were $109,000 as compared to $53,000 for the three months ended December 31, 2006, an increase of $56,000. Loan recoveries were $91,000 for the three months ended December 31, 2007 compared to $84,000 for the three months ended December 31, 2006. Non-performing loans at December 31, 2007 were $3.0 million as compared to $2.6 million at December 31, 2006. The ratio of non-performing assets to total assets increased from 0.35% at September 30, 2007 to 0.49% at December 31, 2007.

Other Income. Other income increased by $83,000, or 21.7% from $382,000 for the three months ended December 31, 2006 to $465,000 for the three months ended December 31, 2007. The increase in other income for the three months ended December 31, 2007 was primarily attributable to an increase in fees on transaction accounts, partially offset by $38,000 in losses on repossessed assets. Fees on transaction accounts increased $117,000, or 85.4%, from $137,000 for the three months ended December 31, 2006 to $254,000 for the three months ended December 31, 2007. The increase is primarily attributable to the implementation of an overdraft protection program. Income from the BOLI decreased $12,000 for the three months ended December 31, 2007 from $147,000 for the three months ended December 31, 2006, to $135,000 for the three months ended December 31, 2007. This decrease was due to an adjustment in the rate of dividends earned on the BOLI investment.

Non-interest Expenses. Total non-interest expenses increased by $268,000, or 7.0%, from $3.8 million for the three months ended December 31, 2006 to $4.1 million for the three months ended December 31, 2007. The increase in non-interest expenses was primarily due to the

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

increase in salaries and related expenses by $269,000, or 13.9%, from $1.9 million for the three months ended December 31, 2006 to $2.2 million for the three months ended December 31, 2007. Occupancy expense also increased by $21,000, from $540,000 for the three months ended December 31, 2006 to $561,000 for the three months ended December 31, 2007. Data processing fees increased $27,000, from $337,000 for the three months ended December 31, 2006 to $364,000 for the three months ended December 31, 2007. This increase was due to the increase in the data processor’s contract fees. Advertising expense also increased by $26,000, or 21.0%, from $124,000 for the three months ended December 31, 2006 to $150,000 for the three months ended December 31, 2007. This increase was due to increased advertising during the period. Telephone, postage and office supplies increased by $30,000, or 33.7%, from $89,000 for the three months ended December 31, 2006 to $119,000, for the three months ended December 31, 2007. These increases were primarily due to increased postage cost on annual mailings. These increases were partially offset by a decrease in professional fees of $119,000, or 56.4%, from $211,000 for the three months ended December 31, 2006 to $92,000 for the three months ended December 31, 2007. The decrease in professional fees was primarily due to reduced legal and consulting fees.

Trust Preferred Securities Obligations

As of December 31, 2007, the Company had $23.2 million in outstanding trust preferred securities obligations. Approximately $12.9 million of these securities carried an adjustable interest rate equal to LIBOR, plus a margin of 365 basis points, and the remaining $10.3 million of these securities carried an adjustable interest rate equal to LIBOR plus a margin of 300 basis points. Pursuant to these instruments, the Company is obligated to make makes quarterly interest payments, which payments totaled $2.1 million during the year ended September 30, 2007.

The Company had cash and other liquid assets at the holding company level totaling $3.1 million as of September 30, 2007. Assuming that (i) interest rates remain stable and (ii) there are no other changes in the Company’s ongoing holding company level expenses, the Company estimates that, absent cash dividends from the Bank or the completion of the Stock Offering, it would deplete its liquid assets by the end of 2008. The Company would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on the trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend the Company’s cash dividend payments to its stockholders and agreed with the OTS not to make further dividend payments without prior OTS approval. Nevertheless, if the Bank is unable to generate earnings to support future dividend payments to the Company, or if the Bank is otherwise limited in its ability to pay dividends to the Company, in amounts sufficient to meet the Company’s debt service obligations, and the Company is unable to raise additional capital, the Company could at some point in the future fail to meet its trust preferred securities obligations. In such event, after

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

five years following failure to make payments on its trust preferred obligations, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause the Company to suffer a significant decline in capital.

If the Stock Offering is completed, the Company expects to use a portion of the net proceeds retained at the holding company level to redeem some of an outstanding issuance of trust preferred securities that can be redeemed without penalty, thereby reducing its annual interest payments on junior subordinated debentures. As a result, if the Stock Offering is completed, and assuming that interest rates remain stable and there are no other changes in ongoing holding company level expenses, the Company estimates that, absent cash dividends from the Bank, it would not deplete its liquid assets for at least two years.

Comparative Group: Recent Financial Comparisons

Exhibits 3 and 4 summarize recent financial comparisons of BCSB with the Comparative Group as of for the latest twelve months (“LTM”) available. BCSB and eight members of the Comparative Group had reported financial data through December 31, 2007, while two members had reported recent results through September 30, 2007.

Similar to the peer group analysis conducted in our prior Appraisal, the median asset size of the Comparative Group is analogous to that of BCSB. The Company’s asset size of $622.5 million at December 31, 2007 was in range of the Comparative Group median of $754.8 million. The Company’s profitability continues to trail the Comparative Group, although the Company’s negative ROA and ROE for the last twelve months (“LTM”) improved moderately. As discussed in previous appraisals, the Company’s negative LTM ROA was largely attributable to non-recurring losses on sale of certain assets related to balance sheet restructuring initiatives.

The Company’s LTM ROA improved from negative 0.41% for the LTM period ended September 30, 2007 to negative 0.38% for the LTM period ended December 31, 2007. The Company’s core ROA improved from negative 0.06% for the LTM period ended September 30, 2007 to negative 0.01% for the LTM period ended December 31, 2007. Excluding the non-recurring losses, the Company’s chief disadvantage in profitability relative to the Comparative Group continues to center on its lower net interest margin and lower non-interest income production. For the LTM period ended December 31, 2007, the Company’s net interest margin improved to 2.23% versus 2.04% for the prior LTM period; however, its net interest margin lags behind the Comparative Group median of 2.40% for the LTM period ended December 31, 2007. In addition, the Company’s non-interest operating income ratio of 0.27% of average assets for the recent LTM period was below the Comparative Group median of 0.51%.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

Comparative Group: Recent Stock Price Performance

Since our previous Appraisal dated January 9, 2008, trading market prices of thrift stocks have generally trended upward in very volatile trading. Exhibit 5 summarizes the net change of the Comparative Group’s stock prices and selected market index performances between January 9, 2008 and February 6, 2008. Overall, the Comparative Group posted an average price increase of 11.5% and median price increase of 9.5% over the observed period. BCSB’s stock price experienced similar upward movement, increasing by 9.3% from $6.11 at January 9, 2008 to $6.68 at February 6, 2008. Eight of the ten Comparative Group companies posted a net stock price gain. The SNL Thrift Index of all publicly traded thrift institutions increased by 15.2% over the observed period while the Standard & Poor’s 500 Stock Index was down by 5.9%. Most other thrift stock indexes exhibited similar performance overall to the SNL Thrift Index during this period. The SNL $500 Million to $1 Billion-Asset Thrift Index was up 4.4% since our previous Appraisal.

Over the past four weeks, thrift stocks began to reverse a downward trend in the aftermath of a pair of discount rate decreases by the Federal Reserve. On January 22, 2008, the Federal Reserve lowered its target for the federal funds rate 75 basis points to 3.50%. The Federal Reserve took this action in view of a weakening of the economic outlook and increasing downside risks to growth. While strains in short-term funding markets have eased somewhat, broader financial market conditions have continued to deteriorate and credit has tightened further for some businesses and households. On January 30, 2008, the Federal Reserve decided to lower its target for the federal funds rate 50 basis points to 3.00% after concluding that financial markets remained under considerable stress, and credit has tightened further for some businesses and households. Moreover, recent information indicated a deepening of the housing contraction as well as some softening in labor markets.

Subscription and Community Offering

On September 6, 2007, the Company commenced the offering of between 3,004,750 shares and 4,065,250 shares of common stock at a purchase price of $10.00 per share. The offering range of between $30.0 million and $40.7 million was determined based on our Appraisal as of August 6, 2007. Excluding the order from the employee stock ownership plan (“ESOP”), the Company received orders for a total of 592,498 shares, or approximately $5.9 million, in the subscription and community offering, which terminated on October 19, 2007. Shortly thereafter, the Company commenced a syndicated community offering but did not receive orders for a sufficient number of shares to reach the minimum of the offering range. On December 3, 2007, because it had not received orders for shares at the minimum of the offering range, the Company terminated that offering and promptly returned all funds received with interest. Subsequently, our updated Appraisal as of January 9, 2008 indicated a lower pro forma

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

market value and established a new offering range of between $19.8 million and $26.7 million. The lower pro forma market value at January 9, 2008 reflected the Company’s financial developments through September 30, 2007 and decreased trading market prices for thrift stocks, especially for pro forma valuations and after-market trading of thrift stock conversion issues.

Since the termination of the recent offering, the Company has retained the services of an additional firm, Sterne, Agee & Leach, Inc., to assist with the syndicated community offering. Sandler O’Neill and Partners, L.P. and Sterne, Agee & Leach, Inc. will assist in the marketing of the Company’s common stock in the syndicated community offering, including by managing a syndicate of selected dealers to offer the common stock in the syndicated community offering. Sander O’Neill and Partners L.P. will serve as sole book-running manager, and Sterne, Agee & Leach, Inc. will serve as co-manager of the syndicated community offering.

Valuation Review and Analysis

Although the Company’s earnings results for the December 2007 quarter reflected a slight upturn to breakeven profitability, BCSB continues to face significant fundamental challenges toward achieving sustained, long-term profitability. As discussed in previous Appraisals, the Company and the Bank continue to be subject to the restrictions and conditions of an OTS-mandated supervisory agreement. The Company has also focused resources and endured the negative publicity of resolving matters related to a check kiting scheme discovered in June 2006. At the present time, however, the Company believes that it will not incur additional material expenses in connection with the check kiting matter. Moreover, the earnings results for the recent quarter are beginning to show positive signs that the balance sheet restructuring efforts have had a beneficial impact on improving the net interest margin in the current interest rate environment.

Based on the Company’s operating performance, market movements of BCSB’s currently traded MHC stock issue and the Comparative Group, and current market conditions for thrift stocks, we have concluded that the Company’s pro forma value on a fully converted basis should be maintained at the identical range as established in our prior Appraisal. Since January 9, 2008, the closing price of BCSB’s currently traded MHC stock issue has indicated a low of $5.82 and a high of $7.34, and posted a net gain of 9.3% to $6.68 as of February 6, 2008. As discussed earlier, the Comparative Group and overall thrift stock market have also managed to post positive price movements. We continue to believe that the magnitude of discounts evidenced by the Company’s current pro forma market value relative to the Comparative Group are appropriate. We also note that the discounts have widened on a price-to-book and price-to-tangible book basis when taking into account the Company’s updated financial position as of December 31, 2007.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

We have determined the midpoint of the current valuation range, on a fully converted basis, to be $36.7 million, which is unchanged from the value established in our prior Appraisal as of January 9, 2008. This midpoint valuation produces a minimum valuation of $31.2 million, a maximum of $42.2 million and an adjusted maximum of $48.6 million. At BCSB’s current trading level of $6.68 as of February 6, 2008, the Company’s total market capitalization approximates $39.6 million. Thus, the current midpoint valuation is positioned $2.9 million below the current market capitalization.

Exhibit 6 provides the updated pro forma valuation ratios of BCSB on a fully converted basis as compared to the Comparative Group pricing ratios as of February 6, 2008. The assumptions utilized in determining the pro forma pricing ratios are detailed in Exhibit 7. At the current midpoint of $36.7 million on a fully converted basis, BCSB is valued at 67.2% of pro forma book value and 70.4% of pro forma tangible book value. The Company’s 67.2% price-to-tangible book ratio reflects a 24.3% discount to the corresponding Comparative Group median of 93.0% and a 35.5% discount to the all public price-to-tangible book median of 109.2%. At the valuation minimum, the price as a percent of pro forma book value of 60.5% results in a 32.6% discount to the Comparative Group median of 89.8% and a 36.0% discount to that of the All Public Thrift Median of 94.6%. At the valuation minimum, the price as a percent of pro forma tangible book value of 63.5% results in a 31.7% discount to the Comparative Group median of 93.0% and a 41.8% discount to that of the All Public Thrift Median of 109.2%.

Based on our valuation, BCSB’s pro forma pricing ratios throughout the valuation range as a percent of book value and tangible book value are positioned well below the pricing of recent second-stage offerings. As noted in our prior Appraisal, Home Federal Bancorp (Nampa, Idaho) completed its second-stage offering on December 20, 2007 with a pro forma price-to-book ratio of 88.3% and United Financial Bancorp (Springfield, Massachusetts) completed its second-stage offering on December 4, 2007 with a pro forma price-to-book ratio of 80.4%.

Exhibit 8 shows the Stock Offering range and pro forma financial data. Exhibit 9 shows the Pro Forma Fully Converted Analysis at the Midpoint. Exhibit 10 illustrates the Comparative Valuation Ratio Differential between BCSB, the Comparative Group, and the All Public Thrifts.

Exhibit 11 contains financial performance and market price information for the universe of all public thrift institutions, excluding those subject to an announced merger or operating under the mutual holding company structure.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

February 6, 2008

Valuation Conclusion

It is our opinion that, as of February 6, 2008, the estimated pro forma market value of the Company on a fully converted basis was within a range (the “Valuation Range”) of $31,213,010 to $42,229,370 with a midpoint of $36,721,190. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $48,563,770. After consideration of the exchange of existing publicly held shares and the offering of the MHC’s 63.3% ownership interest to the public, assuming an offering price of $10.00 per share of common stock, the Company will offer for sale a minimum of 1,976,538 shares, a midpoint of 2,325,338 shares, a maximum of 2,674,139 shares, and an adjusted maximum of 3,075,260 shares.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

Trent R. Feldman President

Michael S. Green Principal

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 1

Consolidated Balance Sheets

As of September 30, 2005 to 2007

(Dollars in Thousands)

	September 30,
	2007	2006	2005
	(in thousands)
Assets:
Cash and cash equivalents	$76,016	$11,737	$23,529
Interest bearing time deposits	100	100	100
Securities available for sale	3,970	143,068	151,386
Investment securities held to maturity	—	4,496	1,995
Mortgage-backed securities available for sale	104,999	86,801	112,120
Mortgage-backed securities held to maturity	—	28,675	26,470
Loans receivable	416,302	463,776	454,347
Premises and equipment	10,454	11,225	10,782
Federal Home Loan Bank stock	2,270	6,972	8,060
Foreclosed property	94	94	—
Bank owned life insurance	13,847	13,218	12,667
Goodwill and intangibles	2,477	2,536	2,592
Other assets	11,852	13,159	8,697
Total Assets	$642,381	$785,857	$812,745

Liabilities and Retained Earnings
Liabilities:
Deposits	$558,457	$604,845	$597,669
Federal Home Loan Bank Advances	20,000	118,473	144,796
Junior subordinated debentures	23,197	23,197	23,197
Other liabilities	6,135	5,921	5,043

Total liabilities	607,789	752,436	770,705

Retained Earnings:
Common stock	59	59	59
Paid in capital	21,620	21,390	21,247
Obligation under Rabbi Trust	1,146	1,246	1,238
Retained earnings - substantially restricted	13,590	16,511	24,963
Accumulated other comprehensive income - unrealized	(682)	(4,354)	(3,878)
Employee stock ownership plan	(44)	(227)	(410)
Stock held by Rabbi Trust	(1,097)	(1,204)	(1,179)

Total Stockholders’ equity	34,592	33,421	42,040

Total Liabilities and Stockholders’ Equity	$642,381	$785,857	$812,745

Source: BCSB Bancorp, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 2

Consolidated Income Statements

For the Years Ended September 30, 2004 to 2007

(Dollars in Thousands)

	Years Ended September 30,
	2007	2006	2005	2004
	(in thousands)
Interest Income
Loans	$28,578	$28,352	$24,286	$22,056
Mortgage-backed securities	4,938	5,095	6,231	5,548
Investment securities	3,303	6,342	5,637	4,552
Other interest-earning assets	2,293	206	69	78

Total Interest Income	39,112	39,995	36,223	32,234
Interest Expense
Deposits	20,405	18,379	14,711	13,553
Borrowings	3,057	5,476	4,209	1,723
Other	2,055	1,921	1,464	1,086

Total Interest Expense	25,517	25,776	20,384	16,362

Net Interest Income	13,595	14,219	15,839	15,872

Provision for Loan Losses	117	194	453	708

Net Interest Income After Provisions for Loan Losses	13,478	14,025	15,386	15,164

Non-Interest Income
Gain (Loss) on repossessed assets	(3)	(24)	(276)	(34)
Gain (Loss) on loan sales	(1,207)	—	—	—
Mortgage banking operations	25	33	1	(45)
Fees on transaction accounts	699	561	686	759
Gains on sale of investments and MBS	(5,865)	5	884	22
Income from Bank Owned Life Insurance	571	474	454	487
Other	445	452	391	411

Total Non-Interest Income	(5,335)	1,501	2,140	1,600
Non-Interest Expenses
Salaries and employee benefits	8,143	8,673	9,150	8,810
Occupancy expense of premises	2,241	2,141	1,961	1,821
Property and equipment expense	1,189	1,301	1,151	1,115
Data processing fees	1,469	1,680	2,195	1,560
Advertising	517	612	642	870
Telephone, postage and office supplies	383	437	579	580
Loss on dishonored checks	(3,055)	10,752	—	—
Other	1,922	1,372	1,136	979

Total Non-Interest Expenses	12,809	26,968	16,814	15,735

Income Before Income Taxes	(4,666)	(11,442)	712	1,029
Income Taxes	(1,745)	(4,049)	111	144

Net Income	$(2,921)	$(7,393)	$601	$885

Source: BCSB Bancorp, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3

General Financial Performance Ratios

As of or for the Latest Twelve Months Ended December 31, 2007

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
BCSB Bankcorp, Inc. (MHC)	622,523	538,497	5.73	5.36	2.23	88.07	(0.38)	(7.56)	(0.01)	(0.30)
Comparative Group Average	758,305	504,075	8.17	7.41	2.47	87.64	0.16	1.94	0.36	4.74
Comparative Group Median	754,812	461,502	6.97	6.79	2.40	83.24	0.41	4.12	0.39	3.78
All Public Thrift Average	6,563,390	3,697,774	11.38	10.42	2.90	72.74	0.43	4.00	0.45	4.44
All Public Thrift Median	878,375	610,030	9.70	8.16	2.97	69.71	0.49	4.39	0.51	4.43
Comparative Group
Benjamin Franklin Bancorp, Inc.	903,278	617,368	11.89	8.21	3.00	80.78	0.40	3.36	0.35	2.94
Carver Bancorp, Inc. *	765,022	620,950	6.87	6.01	3.63	85.70	0.61	9.39	0.60	9.25
Central Bancorp, Inc.	554,671	354,867	7.06	6.69	2.47	94.45	0.25	3.61	0.15	2.14
Federal Trust Corporation	690,264	481,729	5.75	5.75	1.74	149.65	(1.98)	(28.05)	NA	NA
Fidelity Bancorp, Inc.	724,952	421,350	6.48	6.13	2.06	68.96	0.55	8.63	0.53	8.36
First Keystone Financial, Inc.	517,047	345,867	6.88	6.88	2.18	94.48	0.12	1.76	0.10	1.53
Harleysville Savings Financial Corp.	791,888	440,500	5.97	5.97	1.54	69.80	0.43	6.81	NA	NA
Hingham Institution for Savings	744,602	441,275	7.36	7.36	2.32	59.69	0.63	8.40	0.63	8.40
Legacy Bancorp, Inc.	924,541	610,447	14.40	13.49	2.99	93.04	0.15	0.88	0.11	0.64
MutualFirst Financial, Inc. *	966,789	706,397	9.08	7.62	2.77	79.82	0.42	4.62	0.42	4.62

*	As of or for the period ended September 30, 2007

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 4

Income and Expense Analysis

For the Latest Twelve Months Ended December 31, 2007

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Non-int. Expense	Intang. Amort. Expense	Net Income	Net Income ($000s)
BCSB Bankcorp, Inc. (MHC)	5.65	3.55	2.10	0.27	(0.60)	0.01	2.39	0.01	(0.38)	(2,595)
Comparative Group Average	5.72	3.42	2.31	0.47	0.04	0.29	2.41	0.01	0.16	1,311
Comparative Group Median	5.86	3.45	2.33	0.51	0.02	0.07	2.56	0.00	0.41	3,466
All Public Thrift Average	5.99	3.24	2.76	0.66	0.07	0.16	2.53	0.03	0.43	2,230
All Public Thrift Median	5.96	3.24	2.78	0.54	0.03	0.09	2.57	0.00	0.49	3,976
Comparative Group
Benjamin Franklin Bancorp, Inc.	5.32	2.71	2.62	0.79	0.08	0.07	2.84	0.09	0.40	3,642
Carver Bancorp, Inc. *	6.29	2.91	3.38	0.65	0.01	0.04	3.48	0.02	0.61	4,593
Central Bancorp, Inc.	NA	NA	2.41	0.28	0.16	(0.05)	2.54	0.00	0.25	1,388
Federal Trust Corporation	5.94	4.31	1.63	0.09	NA	2.29	2.57	0.00	(1.98)	(14,163)
Fidelity Bancorp, Inc.	5.59	3.58	2.01	0.48	0.01	0.08	1.74	0.00	0.55	3,982
First Keystone Financial, Inc.	5.42	3.45	1.97	0.55	0.02	0.07	2.38	0.00	0.12	609
Harleysville Savings Financial Corp.	5.31	3.81	1.50	0.24	NA	0.00	1.21	0.00	0.43	3,289
Hingham Institution for Savings	5.91	3.66	2.25	0.24	0.00	0.05	1.48	0.00	0.63	4,490
Legacy Bancorp, Inc.	5.86	3.03	2.83	0.64	0.06	0.12	3.23	0.00	0.15	1,245
MutualFirst Financial, Inc. *	5.88	3.37	2.52	0.76	0.00	0.21	2.61	NA	0.42	4,037

*	For the period ended September 30, 2007

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 5

Comparative Group Recent Stock Price and Market Valuation Ratio Performance

	Closing Price 01/09/08	Closing Price 02/06/08	Percent Change	Price to Book Value Ratio (%)		Percent Change	Price to Tangible Book Value Ratio (%)		Percent Change
				01/09/08	02/06/08		01/09/08	02/06/08
BCSB Bankcorp, Inc. (MHC)	$6.11	$6.68	9.33%	NM	NM		NM	NM	NM
Comparative Group Average			11.54%	80.0	87.4	12.03%	88.7	97.2	12.88%
Comparative Group Median			9.46%	84.7	89.8	8.18%	89.9	93.0	9.24%
Comparative Group
Benjamin Franklin Bancorp, Inc.	$13.44	$13.47	0.22%	100.1	98.5	-1.56%	151.7	148.7	-1.99%
Carver Bancorp, Inc.	14.10	15.42	9.35%	66.6	72.8	9.28%	76.7	83.9	9.41%
Central Bancorp, Inc.	20.16	19.36	-3.97%	85.8	81.0	-5.55%	91.0	85.9	-5.57%
Federal Trust Corporation	1.55	1.99	28.39%	32.8	47.2	43.78%	32.8	47.2	43.78%
Fidelity Bancorp, Inc.	13.00	17.50	34.62%	83.6	112.4	34.39%	88.8	119.3	34.32%
First Keystone Financial, Inc.	8.75	10.73	22.63%	61.4	73.3	19.45%	61.4	73.3	19.45%
Harleysville Savings Fin. Corp.	12.70	12.68	-0.16%	100.4	100.1	-0.32%	100.4	100.1	-0.32%
Hingham Institution for Savings	29.00	32.00	10.34%	113.5	123.8	9.07%	113.5	123.8	9.07%
Legacy Bancorp, Inc.	12.96	14.20	9.57%	91.9	98.6	7.30%	93.9	109.2	16.24%
MutualFirst Financial, Inc.	13.00	13.58	4.46%	63.7	66.5	4.43%	77.1	80.5	4.41%
Selected Market Indexes
SNL All Public Thrift Index			15.15%
SNL Thrift Index $500 million to $1 billion			4.38%
S&P 500 Index			-5.87%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 6

Pro Forma Comparative Valuation Analysis

BCSB Bancorp and the Comparative Group

Computed from Market Price Data as of February 6, 2008

Company	Closing Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
BCSB Bancorp, Inc.
Pro Forma Minimum	$10.00	$31.2	N.M.	N.M.	60.5	63.5	4.89	8.08	7.72	0.00
Pro Forma Midpoint	10.00	36.7	N.M.	N.M.	67.2	70.4	5.72	8.52	8.16	0.00
Pro Forma Maximum	10.00	42.2	N.M.	N.M.	73.2	76.5	6.55	8.95	8.60	0.00
Pro Forma Adjusted Maximum	10.00	48.6	N.M.	N.M.	79.4	82.7	7.49	9.44	9.10	0.00
Comparative Group Average	N.A.	57.8	19.4	23.5	87.4	97.2	7.28	8.17	7.41	2.47
Comparative Group Median	N.A.	50.0	14.9	15.1	89.8	93.0	6.01	6.97	6.79	2.55
All Public Thrift Average	N.A.	535.6	16.6	16.8	100.1	117.1	11.08	11.38	10.42	2.77
All Public Thrift Median	N.A.	90.5	15.6	14.5	94.6	109.2	9.28	9.70	8.16	2.98
Comparative Group
Benjamin Franklin Bancorp, Inc.	13.47	105.8	28.7	32.7	98.5	148.7	11.72	11.89	8.21	1.78
Carver Bancorp, Inc.	15.42	38.5	8.7	8.8	72.8	83.9	5.00	6.87	6.01	2.59
Central Bancorp, Inc.	19.36	31.8	19.4	32.6	81.0	85.9	5.72	7.06	6.69	3.72
Federal Trust Corporation	1.99	18.7	N.M.	N.A.	47.2	47.2	2.71	5.75	5.75	0.00
Fidelity Bancorp, Inc.	17.50	52.8	13.5	13.9	112.4	119.3	7.28	6.48	6.13	3.20
First Keystone Financial, Inc.	10.73	26.1	41.3	47.2	73.3	73.3	5.05	6.88	6.88	0.00
Harleysville Savings Financial Corp.	12.68	47.3	14.7	N.A.	100.1	100.1	5.97	5.97	5.97	5.36
Hingham Institution for Savings	32.00	67.8	15.1	15.1	123.8	123.8	9.11	7.36	7.36	2.50
Legacy Bancorp, Inc.	14.20	131.2	N.M.	N.M.	98.6	109.2	14.20	14.40	13.49	1.13
MutualFirst Financial, Inc.	13.58	58.0	14.0	14.0	66.5	80.5	6.04	9.08	7.62	4.42

Source: BCSB Bancorp, Inc.; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 7

Pro Forma Assumptions for Full Conversion Valuation

1.	The total amount of the net offering proceeds from the sale of the 63.3% MHC owned interest to the public was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 3.34%, which represented the yield on one-year U.S. Treasury securities at December 31, 2007. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 2.20%.

3.	It is assumed that 7.0% of the total shares outstanding following the conversion, less the current 182,930 shares, to be adjusted for the exchange ratio, that have been issued by the Company’s employee stock ownership plan (“ESOP”), will be acquired by the Company’s ESOP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP purchase. The annual expense is estimated based on a fifteen-year period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	Assumes that open market purchases of shares equal to 3.0% of the total shares outstanding following the conversion with proceeds from the offering, less the current 91,464 shares, to be adjusted for the exchange ratio, that have been awarded under the historical management recognition plan (“RSP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted, if the plan is approved by stockholders. A number of shares equal to 10% of the total outstanding shares following the conversion, less the existing 228,660 option shares, to be adjusted for the exchange ratio, is assumed. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

6.	Fixed offering expenses are estimated at $1,579,000.

7.	Marketing fees for the stock offering are estimated at 1.0% of the amount of stock sold in the subscription offering, excluding sales to directors, officers, employees, and stock-benefit plans. Approximately 40% of the stock was assumed to be sold in subscription, with the remaining 60% sold in a syndicated offering, whereby fees are equal to 6.5% of the stock sold.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 8

Pro Forma Second-Stage Stock Offering Range

BCSB Bankcorp, Inc.

Historical Financial Data as of December 31, 2007

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares issued 100.0%	3,121,301	3,672,119	4,222,937	4,856,377
Exchange ratio	0.5264	0.6193	0.7122	0.8190
Shares exchanged 36.7%	1,144,763	1,346,781	1,548,798	1,781,117
Shares sold 63.3%	1,976,538	2,325,338	2,674,139	3,075,260
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$19,765	$23,253	$26,741	$30,753
Less: estimated expenses	(2,411)	(2,559)	(2,707)	(2,877)

Net offering proceeds	17,354	20,694	24,034	27,876
Plus: MHC capital addition	224	224	224	224
Less: ESOP purchase	(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase	(455)	(535)	(615)	(708)

Net investable proceeds	$15,901	$18,945	$21,990	$25,491
Net Income: (LTM period)
LTM ended 12/31/07	($2,595)	($2,595)	($2,595)	($2,595)
Pro forma income on net proceeds	350	417	484	561
Pro forma ESOP adjustment	(54)	(63)	(73)	(84)
Pro forma RSP adjustment	(60)	(71)	(81)	(93)
Pro forma option adjustment	(158)	(186)	(214)	(246)

Pro forma net income	($2,517)	($2,498)	($2,479)	($2,457)

Pro forma earnings per share	($0.84)	($0.71)	($0.61)	($0.53)
Core Earnings: (LTM period)
LTM ended 12/31/07	($102)	($102)	($102)	($102)
Pro forma income on net proceeds	350	417	484	561
Pro forma ESOP adjustment	(54)	(63)	(73)	(84)
Pro forma RSP adjustment	(60)	(71)	(81)	(93)
Pro forma option adjustment	(158)	(186)	(214)	(246)

Pro forma core earnings	($24)	($5)	$14	$36

Pro forma core earnings per share	($0.01)	$0.00	$0.00	$0.01
Total Equity	$35,688	$35,688	$35,688	$35,688
Net offering proceeds	17,354	20,694	24,034	27,876
Plus: MHC capital addition	224	224	224	224
Less: ESOP purchase	(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase	(455)	(535)	(615)	(708)

Pro forma total equity	$51,589	$54,634	$57,678	$61,179

Pro forma book value	$16.53	$14.88	$13.66	$12.60
Tangible Equity	$33,225	$33,225	$33,225	$33,225
Net offering proceeds	17,354	20,694	24,034	27,876
Plus: MHC capital addition	224	224	224	224
Less: ESOP purchase	(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase	(455)	(535)	(615)	(708)

Pro forma tangible equity	$49,126	$52,171	$55,215	$58,716

Pro forma tangible book value	$15.74	$14.21	$13.08	$12.09
Total Assets	$622,523	$622,523	$622,523	$622,523
Net offering proceeds	17,354	20,694	24,034	27,876
Plus: MHC capital addition	224	224	224	224
Less: ESOP purchase	(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase	(455)	(535)	(615)	(708)

Pro forma total assets	$638,424	$641,469	$644,513	$648,014
Pro Forma Ratios:
Price / EPS - 12/31/07 LTM	N.M.	N.M.	N.M.	N.M.
Price / EPS - 12/31/07 Core	N.M.	N.M.	N.M.	N.M.
Price / Book Value	60.5%	67.2%	73.2%	79.4%
Price / Tangible Book Value	63.5%	70.4%	76.5%	82.7%
Price / Total Assets	4.89%	5.72%	6.55%	7.49%
Equity / Assets	8.08%	8.52%	8.95%	9.44%
Tangible Equity / Assets	7.72%	8.16%	8.60%	9.10%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 9

Pro Forma Fully Converted Analysis at Midpoint

BCSB Bancorp

Historical Financial Data as of December 31, 2007

Valuation Parameters	Symbol	Data
Net income — LTM as tax-effected	Y	$-2,595,000
Core earnings — LTM as tax-effected	Y	-102,000
Net worth	B	35,688,000
Tangible net worth	B	33,225,000
Total assets	A	622,523,000
Expenses in conversion	X	2,559,000
Other proceeds not reinvested	O	1,973,000
ESOP purchase	E	1,438,000
ESOP expense (pre-tax)	F	95,455
RSP purchase	M	535,000
RSP expense (pre-tax)	N	107,576
Stock option expense (pre-tax)	Q	186,000
Option expense tax-deductible	D	0.00%
Re-investment rate (after-tax)	R	2.20%
Tax rate	T	34.00%
Shares for EPS	S	96.35%
Pro Forma Valuation Ratios at Midpoint Value
Price / EPS — LTM	P/E	N.M. x
Price / Core EPS — LTM	P/E	N.M. x
Price / Book Value	P/B	67.20%
Price / Tangible Book	P/TB	70.37%
Price / Assets	P/A	5.72%

Pro Forma Calculation at Midpoint Value					Based on
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$36,721,190	[LTM earnings	]
		1 - (P/E / S) * R
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$36,721,190	[Core earings	]
		1 - (P/E / S) * R
V	=	P/B * (B - X - E - M)	=	$36,721,190	[Book value	]
		1 - P/B
V	=	P/TB * (B - X - E - M)	=	$36,721,190	[Tangible book	]
		1 - P/TB
V	=	P/A * (B - X - E - M)	=	$36,721,190	[Total assets	]
		1 - P/A

Pro Forma Valuation Range
Minimum =	$36,721,190	x	0.85	=	$31,213,010
Midpoint =	$36,721,190	x	1.00	=	$36,721,190
Maximum =	$36,721,190	x	1.15	=	$42,229,370
Adj. Max.	$42,229,370	x	1.15	=	$48,563,770

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 10

Comparative Valuation Ratio Differential

Pro Forma Stock Offering Valuation

Computed from Market Price Data as of February 6, 2008

Valuation Ratio	Symbol	BCSB Bancorp	Comparative Group		All Public
			Average	Median	Average	Median
Price / LTM EPS	P/E		19.4	14.9	16.6	15.6
Minimum	(X)	N.M.	NA	NA	NA	NA
Midpoint		N.M.	NA	NA	NA	NA
Maximum		N.M.	NA	NA	NA	NA
Adj. Maximum		N.M.	NA	NA	NA	NA
Price / Core EPS	P/E		23.5	15.1	16.8	14.5
Minimum	(X)	N.M.	NA	NA	NA	NA
Midpoint		N.M.	NA	NA	NA	NA
Maximum		N.M.	NA	NA	NA	NA
Adj. Maximum		N.M.	NA	NA	NA	NA
Price / Book Value	P/B		87.4	89.8	100.1	94.6
Minimum	(%)	60.5	-30.8%	-32.6%	-39.5%	-36.0%
Midpoint		67.2	-23.1%	-25.2%	-32.8%	-28.9%
Maximum		73.2	-16.3%	-18.5%	-26.8%	-22.6%
Adj. Maximum		79.4	-9.2%	-11.6%	-20.7%	-16.1%
Price / Tangible Book	P/TB		97.2	93.0	117.1	109.2
Minimum	(%)	63.5	-34.6%	-31.7%	-45.7%	-41.8%
Midpoint		70.4	-27.6%	-24.3%	-39.9%	-35.5%
Maximum		76.5	-21.3%	-17.8%	-34.7%	-30.0%
Adj. Maximum		82.7	-14.9%	-11.1%	-29.3%	-24.2%
Price / Total Assets	P/A		7.28	6.01	11.08	9.28
Minimum	(%)	4.89	-32.8%	-18.6%	-55.9%	-47.3%
Midpoint		5.72	-21.4%	-4.7%	-48.3%	-38.3%
Maximum		6.55	-10.0%	9.1%	-40.9%	-29.4%
Adj. Maximum		7.49	2.9%	24.8%	-32.4%	-19.2%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of February 6, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 2/6/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (non-MHCs)
Abington Bancorp Inc	ABBC	PA	1,080	0.70	3.73	23.15	23.15	9.96	243.5	33.2	33.2	97.4	97.4	22.55	1.81
Ameriana Bancorp	ASBI	IN	427	0.36	4.63	7.96	7.78	8.60	25.7	16.9	NA	75.6	77.6	6.02	1.86
American Bancorp of New Jersey	ABNJ	NJ	569	0.06	0.31	16.97	16.97	10.49	120.7	NM	NM	125.1	125.1	21.23	1.53
Anchor BanCorp Wisconsin	ABCW	WI	4,726	0.74	10.00	7.22	6.82	21.16	451.6	13.4	13.4	132.4	140.6	9.56	3.40
Astoria Financial Corp.	AF	NY	21,719	0.58	10.39	5.58	4.77	27.01	2,585.6	19.9	18.1	200.7	236.7	11.19	3.85
Bank Mutual Corp.	BKMU	WI	3,488	0.49	3.57	12.33	10.92	11.83	589.6	38.2	36.5	137.1	158.8	16.90	3.04
BankAtlantic Bancorp Inc.	BBX	FL	6,379	(0.35)	(4.37)	7.20	6.08	5.02	257.0	NM	NM	61.3	73.4	4.41	0.40
BankFinancial Corp	BFIN	IL	1,505	0.48	2.34	20.18	18.51	15.80	355.9	43.9	45.3	117.5	130.7	23.70	1.77
BankUnited Financial Corp.	BKUNA	FL	14,425	0.20	3.52	5.38	5.20	7.06	248.3	10.1	8.7	32.8	34.1	1.75	0.28
Beacon Federal Bancorp Inc.	BFED	NY	878	0.36	4.88	12.90	12.90	10.95	81.0	NA	NA	71.5	71.5	9.23	0.00
Benjamin Franklin Bancorp Inc	BFBC	MA	903	0.40	3.36	11.89	8.21	13.47	105.8	28.7	32.7	98.5	148.7	11.72	1.78
Berkshire Hills Bancorp Inc.	BHLB	MA	2,513	0.60	4.75	13.00	6.19	23.02	241.6	16.0	NA	73.9	166.6	9.61	2.61
BFC Financial Corp.	BFF	FL	7,446	(0.39)	(16.57)	2.50	1.50	1.35	63.8	NM	NA	37.4	67.3	0.86	0.00
BofI Holding, Inc.	BOFI	CA	1,040	0.34	4.29	7.39	7.39	7.01	58.1	20.6	NA	80.9	80.9	5.61	0.00
Broadway Financial Corp.	BYFC	CA	333	0.50	7.58	6.50	6.50	8.00	14.1	10.0	10.0	73.8	73.8	4.26	2.50
Brookline Bancorp Inc.	BRKL	MA	2,419	0.75	3.23	21.45	19.83	9.72	563.7	32.4	32.5	108.7	120.0	23.32	3.50
Cape Bancorp Inc.	CBNJ	NJ	NA	NA	NA	NA	NA	9.90	131.8	NA	NA	NA	NA	NA	0.00
Carver Bancorp Inc.	CARV	NY	765	0.61	9.39	6.87	6.01	15.42	38.5	8.7	8.8	72.8	83.9	5.00	2.59
Central Bancorp Inc.	CEBK	MA	555	0.25	3.61	7.06	6.69	19.36	31.8	19.4	32.6	81.0	85.9	5.72	3.72
Central Federal Corp.	CFBK	OH	271	(0.09)	(0.80)	9.98	9.98	4.50	20.0	NM	100.1	73.7	73.7	7.35	4.44
CFS Bancorp Inc.	CITZ	IN	1,150	0.62	5.78	11.34	11.24	14.49	155.1	21.0	22.0	119.0	120.1	13.49	3.31
Chicopee Bancorp Inc.	CBNK	MA	463	0.35	1.48	22.50	22.50	12.65	92.2	52.7	79.8	88.4	88.4	19.88	0.00
Citizens Community Bncp	CZWI	WI	409	0.38	1.69	18.51	17.11	8.97	61.1	44.9	44.9	NA	NA	NA	2.23
Citizens First Bancorp Inc.	CTZN	MI	1,824	0.29	2.87	9.57	8.96	12.35	98.3	19.6	19.5	56.3	60.5	5.39	2.92
Citizens South Banking Corp.	CSBC	NC	779	0.75	6.68	10.79	7.08	10.49	79.8	14.4	NA	94.9	150.5	10.24	3.05
CMS Bancorp Inc.	CMSB	NY	174	(0.58)	(4.93)	14.04	14.04	10.26	21.1	NA	NA	86.6	86.6	12.15	0.00
Community Financial Corp.	CFFC	VA	491	0.80	9.69	7.76	7.76	9.72	41.8	11.1	11.1	106.5	106.5	8.61	2.67
Danvers Bancorp Inc.	DNBK	MA	1,448	0.34	6.50	5.07	NA	10.12	180.6	NA	NA	NA	NA	NA	0.00
Dime Community Bancshares Inc.	DCOM	NY	3,501	0.69	8.11	7.68	6.19	15.05	510.3	22.5	22.8	189.8	234.8	14.57	3.72
Downey Financial Corp.	DSL	CA	13,409	(0.38)	(3.92)	9.95	9.93	30.82	858.5	NM	NM	64.3	64.5	6.40	1.56
Elmira Savings Bank	ESBK	NY	390	0.44	6.86	6.50	6.46	19.20	33.4	16.7	12.5	109.8	110.5	7.14	4.58
ESB Financial Corp.	ESBF	PA	1,880	0.40	6.00	7.07	4.84	10.00	124.1	16.4	16.3	93.4	139.6	NA	4.00
ESSA Bancorp Inc.	ESSA	PA	931	(0.48)	(2.56)	22.25	22.25	12.06	204.8	NA	NA	98.9	98.9	22.01	0.00

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of February 6, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 2/6/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Federal Trust Corp.	FDT	FL	690	(1.98)	(28.05)	5.75	5.75	1.99	18.7	NM	NA	47.2	47.2	2.71	0.00
FFD Financial Corp.	FFDF	OH	176	0.90	8.61	10.44	10.44	16.50	17.9	11.7	11.7	NA	NA	NA	4.00
Fidelity Bancorp Inc.	FSBI	PA	725	0.55	8.63	6.48	6.13	17.50	52.8	13.5	13.9	112.4	119.3	7.28	3.20
First Advantage Bancorp	FABK	TN	219	NA	NA	15.12	15.12	11.14	58.7	NA	NA	NA	NA	NA	0.00
First Bancorp of Indiana Inc.	FBEI	IN	368	0.15	1.62	9.34	7.57	12.25	22.4	43.8	NA	NA	NA	NA	4.90
First Bancshares Inc.	FBSI	MO	243	0.21	1.91	11.19	11.10	15.09	23.4	45.7	58.5	85.9	86.7	9.61	0.00
First BancTrust Corp.	FBTC	IL	303	0.40	4.61	8.73	8.36	9.51	21.2	17.9	18.8	80.1	84.0	7.00	2.52
First Capital Inc.	FCAP	IN	453	0.76	7.64	10.09	8.95	15.99	44.9	13.3	13.3	NA	NA	NA	4.25
First Clover Leaf Fin Corp.	FCLF	IL	378	0.68	2.78	23.58	21.28	10.25	87.6	34.2	34.7	99.4	113.5	23.45	2.34
First Community Bank Corp.	FCFL	FL	436	0.69	NA	NA	NA	11.15	45.5	15.9	NA	NA	NA	NA	0.00
First Defiance Financial	FDEF	OH	1,609	0.90	8.48	10.31	8.00	21.15	149.3	10.9	11.0	90.0	118.9	9.28	4.92
First Federal Bancshares of AR	FFBH	AR	792	0.32	3.53	9.30	9.30	14.86	72.0	27.5	27.5	97.7	97.7	9.09	4.31
First Federal Bankshares Inc.	FFSX	IA	626	0.38	3.50	10.61	7.90	13.00	42.9	17.8	20.7	64.6	89.5	6.86	3.23
First Fed of N Michigan Bncp	FFNM	MI	263	(0.04)	(0.31)	12.89	11.67	6.80	19.6	NM	NM	58.0	64.9	7.47	2.94
First Financial Holdings Inc.	FFCH	SC	2,818	0.82	11.78	6.65	5.89	23.65	275.7	12.8	12.8	147.2	167.3	9.78	4.31
First Financial Northwest Inc	FFNW	WA	1,119	NA	NA	9.91	8.75	9.70	221.7	NA	NA	NA	NA	NA	0.00
First Franklin Corp.	FFHS	OH	320	0.28	3.51	8.01	8.01	8.74	14.7	16.5	32.4	57.3	57.3	4.59	4.12
First Keystone Financial	FKFS	PA	517	0.12	1.76	6.88	6.88	10.73	26.1	41.3	47.2	73.3	73.3	5.05	0.00
First Niagara Finl Group	FNFG	NY	8,096	1.05	6.24	16.71	8.21	12.13	1,270.9	15.0	NA	90.5	202.8	15.12	4.62
First PacTrust Bancorp Inc.	FPTB	CA	770	0.42	4.05	10.85	10.85	16.91	74.4	21.1	21.1	84.8	84.8	9.20	4.38
First Place Financial Corp.	FPFC	OH	3,304	0.48	4.68	9.45	6.42	13.91	228.4	15.6	12.1	73.2	111.3	6.91	4.89
FirstFed Financial Corp.	FED	CA	7,223	1.17	13.37	9.06	9.05	36.70	500.6	6.1	6.1	76.5	76.6	6.93	0.00
Flagstar Bancorp Inc.	FBC	MI	15,793	(0.24)	(5.14)	4.39	4.39	7.89	475.5	NM	NM	68.6	68.6	3.01	2.53
Flushing Financial Corp.	FFIC	NY	3,355	0.66	9.15	6.97	6.44	16.15	344.3	15.8	13.8	147.4	160.4	10.26	2.97
Franklin Bank Corp.	FBTX	TX	5,723	(0.71)	(8.57)	7.21	3.82	4.88	123.8	NM	NA	37.1	91.7	2.15	0.00
GS Financial Corp.	GSLA	LA	186	0.44	2.77	15.21	15.21	15.60	19.8	25.6	NA	70.0	70.0	10.64	2.56
Guaranty Financial Group Inc.	GFG	TX	16,796	NA	NA	6.78	5.82	15.33	542.4	7.0	NA	47.7	56.0	3.23	0.00
Hampden Bancorp Inc.	HBNK	MA	529	(0.23)	(1.33)	19.64	19.64	10.60	84.3	NA	NA	81.2	81.2	15.94	1.13
Harleysville Savings Financial	HARL	PA	792	0.43	6.81	5.97	5.97	12.68	47.3	14.7	NA	100.1	100.1	5.97	5.36
Harrington West Finl Grp Inc	HWFG	CA	1,223	0.36	6.29	4.50	4.01	11.00	61.1	14.9	10.0	111.0	125.1	4.99	4.55
HF Financial Corp.	HFFC	SD	1,021	0.48	7.65	6.31	5.86	16.10	63.9	13.9	13.9	99.1	107.3	6.26	2.67
Hingham Instit. for Savings	HIFS	MA	745	0.63	8.40	7.36	7.36	32.00	67.8	15.1	15.1	123.8	123.8	9.11	2.50
HMN Financial Inc.	HMNF	MN	1,117	1.03	11.53	8.78	8.47	24.14	100.8	8.4	8.4	102.7	106.9	9.02	4.14
Home Federal Bancorp	HOME	ID	783	0.67	4.04	26.05	26.05	10.59	183.5	35.3	NA	90.1	90.1	23.46	1.83

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of February 6, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 2/6/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
HopFed Bancorp Inc.	HFBC	KY	808	0.53	7.74	6.90	6.01	14.25	51.2	12.5	12.5	91.7	106.3	6.33	3.37
Hudson City Bancorp Inc.	HCBK	NJ	44,424	0.74	6.23	10.38	10.05	16.02	8,307.5	27.6	27.6	167.8	173.8	17.41	2.25
Independence Federal Svgs Bank	IFSB	DC	159	(1.39)	(18.40)	7.02	7.02	7.73	12.0	NM	NM	107.2	107.2	7.53	0.00
IndyMac Bancorp, Inc.	IMB	CA	33,733	(0.09)	(1.65)	5.55	5.20	8.10	652.0	NM	NM	33.3	35.7	1.85	12.35
Jefferson Bancshares Inc.	JFBI	TN	344	0.39	1.78	21.22	21.22	10.43	66.6	49.7	49.7	NA	NA	NA	2.30
Legacy Bancorp	LEGC	MA	925	0.15	0.88	14.40	13.49	14.20	131.2	NM	138.2	98.6	109.2	14.20	1.13
Liberty Bancorp Inc.	LBCP	MO	339	0.60	3.89	14.07	14.07	10.47	46.5	24.9	24.9	NA	NA	NA	0.96
Louisiana Bancorp Inc.	LABC	LA	271	1.08	4.47	33.16	33.16	11.50	73.0	NA	NA	NA	NA	NA	0.00
LSB Corp.	LSBX	MA	622	0.64	6.35	9.70	9.70	16.00	72.3	19.8	22.8	119.9	119.9	11.63	3.50
LSB Financial Corp.	LSBI	IN	345	0.75	7.75	10.10	10.10	19.53	30.4	11.6	11.6	87.8	87.8	8.87	5.12
MASSBANK Corp.	MASB	MA	802	0.95	7.21	13.59	13.47	38.00	161.2	21.4	21.9	147.9	149.4	20.10	3.05
Mayflower Bancorp Inc.	MFLR	MA	242	0.40	4.94	8.11	8.09	11.99	25.2	26.6	27.0	128.2	128.5	10.40	3.34
Meta Financial Group Inc.	CASH	IA	686	0.17	2.69	7.01	6.81	29.75	77.0	66.1	NM	160.2	172.4	11.23	1.75
MutualFirst Financial Inc.	MFSF	IN	967	0.42	4.62	9.08	7.62	13.58	58.0	14.0	14.0	66.5	80.5	6.04	4.42
NASB Financial Inc.	NASB	MO	1,529	0.82	8.35	9.79	9.63	23.67	186.2	15.2	NA	124.4	126.8	12.18	3.80
New Hampshire Thrift Bncshrs	NHTB	NH	834	0.62	7.82	8.71	NA	12.00	68.6	13.0	NA	94.5	NA	8.23	4.33
New York Community Bancorp	NYB	NY	30,580	0.94	7.13	13.68	5.83	17.39	5,631.1	19.3	19.6	134.3	343.7	18.37	5.75
NewAlliance Bancshares Inc.	NAL	CT	8,211	0.30	1.69	17.14	10.79	11.90	1,295.3	51.7	28.4	92.0	157.4	15.77	2.18
Newport Bancorp Inc.	NFSB	RI	361	0.24	1.26	16.32	16.32	12.24	57.1	NM	72.0	96.9	96.9	15.80	0.00
North Central Bancshares Inc.	FFFD	IA	520	0.83	10.19	8.04	7.16	31.90	42.7	10.3	NA	102.2	116.0	8.22	4.39
OceanFirst Financial Corp.	OCFC	NJ	1,927	0.05	0.86	6.45	6.45	16.57	204.6	NM	184.1	164.6	164.6	10.61	4.83
Osage Bancshares Inc.	OSBK	OK	137	0.93	3.44	25.80	25.80	9.25	33.3	25.7	25.7	94.4	94.4	24.37	3.68
Pamrapo Bancorp Inc.	PBCI	NJ	657	0.68	7.36	8.92	8.92	16.90	84.1	19.4	19.4	143.3	143.3	12.79	5.44
Park Bancorp Inc.	PFED	IL	219	0.12	0.88	13.92	13.92	23.42	28.4	NM	129.4	90.4	90.4	12.58	3.07
Parkvale Financial Corp.	PVSA	PA	1,829	0.75	10.62	7.00	5.41	26.56	145.6	11.0	11.1	113.2	149.0	7.93	3.31
Peoples Bancorp	PFDC	IN	473	0.58	4.45	13.26	NA	14.75	45.8	16.6	NA	73.1	NA	9.69	5.15
Peoples Community Bancorp Inc.	PCBI	OH	902	(0.42)	(4.81)	9.36	6.40	9.66	46.7	NM	NM	55.3	83.6	5.18	0.00
People's United Financial Inc.	PBCT	CT	13,555	1.18	4.23	32.80	32.28	16.89	5,785.0	32.5	33.6	109.5	112.1	35.90	3.16
PFF Bancorp Inc.	PFB	CA	4,374	(0.20)	(2.42)	7.46	7.43	10.44	236.2	NM	NM	72.4	72.7	5.40	7.28
Provident Financial Holdings	PROV	CA	1,640	0.39	4.98	7.70	7.70	15.68	97.2	15.4	15.4	76.9	76.9	5.92	4.59
Provident Financial Services	PFS	NJ	6,359	0.62	3.63	15.74	NA	12.82	764.7	20.4	NA	76.4	159.3	12.02	3.43
Provident New York Bancorp	PBNY	NY	2,799	0.75	5.14	14.36	8.80	12.97	520.4	24.9	24.9	129.4	225.2	18.58	1.85
Pulaski Financial Corp.	PULB	MO	1,251	0.84	11.17	6.68	6.35	12.00	120.0	13.2	13.4	143.5	151.5	9.59	3.00
Rainier Pacific Finl Group Inc	RPFG	WA	879	0.43	4.33	9.88	9.57	15.13	97.8	23.6	23.0	105.9	109.9	10.46	1.72

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of February 6, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 2/6/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
River Valley Bancorp	RIVR	IN	350	0.65	8.98	7.34	7.33	17.50	28.6	12.9	NA	111.4	111.5	8.18	4.80
Riverview Bancorp Inc.	RVSB	WA	844	1.25	10.50	10.94	8.09	12.76	139.2	13.9	13.9	150.8	211.3	16.51	3.45
Rome Bancorp Inc.	ROME	NY	318	1.00	4.14	21.69	21.69	11.41	88.9	29.3	29.3	128.8	128.8	27.93	2.98
Severn Bancorp Inc.	SVBI	MD	NA	NA	NA	NA	NA	11.03	111.0	10.0	10.0	NA	NA	NA	2.18
Sovereign Bancorp Inc.	SOV	PA	84,746	(1.62)	(15.40)	8.25	3.95	12.72	6,123.4	NM	NM	90.1	204.2	7.24	0.00
Superior Bancorp	SUPR	AL	2,886	0.29	2.47	12.12	5.99	5.57	223.4	27.9	27.1	63.9	138.2	7.74	0.00
Teche Holding Company	TSH	LA	735	0.95	10.20	9.34	8.87	37.50	82.9	12.5	12.7	120.7	127.6	11.27	3.57
TF Financial Corp.	THRD	PA	702	0.73	7.24	9.70	9.11	22.97	65.0	12.9	12.9	90.2	96.3	8.74	3.48
Timberland Bancorp Inc.	TSBK	WA	647	1.25	10.35	11.60	10.66	12.65	87.5	11.1	11.2	116.7	128.3	13.53	3.48
TrustCo Bank Corp NY	TRST	NY	3,378	1.20	16.93	7.02	7.00	9.91	746.5	18.7	18.8	314.9	315.6	22.10	6.46
United Community Finl Corp.	UCFC	OH	2,765	0.27	2.57	9.87	8.72	6.02	180.9	24.1	24.1	66.3	76.0	6.54	6.31
United Financial Bancorp	UBNK	MA	1,079	0.42	2.99	20.95	20.93	11.43	203.0	44.0	42.2	89.8	89.9	18.81	2.10
United Western Bancorp, Inc.	UWBK	CO	2,068	0.52	9.65	5.45	5.45	19.36	141.0	13.0	NA	125.0	125.0	6.82	1.24
Washington Federal Inc.	WFSL	WA	10,577	1.35	10.32	12.69	11.80	23.25	2,033.8	15.1	15.1	151.6	164.7	19.23	3.61
Washington Mutual Inc.	WM	WA	327,913	(0.02)	(0.28)	7.50	NA	17.12	14,877.9	NM	56.5	69.7	NA	4.55	3.50
Wayne Savings Bancshares	WAYN	OH	401	0.51	5.91	8.64	8.11	10.50	32.8	15.9	16.0	94.7	101.5	8.18	4.57
Westfield Financial Inc.	WFD	MA	1,040	0.86	2.99	27.56	27.56	10.06	321.3	34.7	NA	112.2	112.2	30.91	1.99
Willow Financial Bncp Inc.	WFBC	PA	1,575	0.50	3.69	13.10	6.64	7.98	124.0	16.0	NA	NA	NA	NA	5.76
WSB Holdings Inc.	WSB	MD	435	0.49	3.41	14.57	14.57	5.60	42.6	23.3	NA	67.0	67.0	9.76	2.86
WSFS Financial Corp.	WSFS	DE	3,201	0.97	14.14	6.59	6.55	50.09	308.9	11.2	11.3	146.5	148.6	9.65	0.80
WVS Financial Corp.	WVFC	PA	441	0.95	12.83	7.20	7.20	16.45	37.2	9.5	NA	117.3	117.3	8.44	3.89
Average			6,563	0.43	4.00	11.38	10.42		535.6	16.6	16.8	100.1	117.1	11.08	2.77
Median			878	0.49	4.39	9.70	8.16		90.5	15.6	14.5	94.6	109.2	9.28	2.98

Note:	Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.

Source: SNL Financial.